UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Amendment No.     )

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐ Soliciting Material Pursuant to § 240.14a-12

AMEDISYS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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5959 S. Sherwood Forest Blvd.

Baton Rouge, Louisiana 70816

(225) 292-2031 or (800) 467-2662

email: investor@amedisys.com

April 18, 2007

Dear Fellow Stockholder:

You are cordially invited to our 2007 Annual Meeting of Stockholders on June 7, 2007 at 4:00 p.m., Central Time, at our corporate office, 5959 S. Sherwood Forest Blvd., Baton Rouge, Louisiana. We look forward to updating you on developments at Amedisys.

It is important that your shares be represented at the Annual Meeting. We hope you will come to the Annual Meeting in person, but whether you do, and regardless of the number of shares you own, please mark, sign and mail the enclosed proxy in the envelope provided. Matters to be covered at the meeting are explained in detail in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

Sincerely,

William F. Borne

Chairman and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date:	Thursday, June 7, 2007

Time:	4:00 p.m., Central Time

Place	Amedisys, Inc. Corporate Headquarters
5959 S. Sherwood Forest Blvd.
Baton Rouge, Louisiana 70816

Proposals:

1.	To elect six directors to the Board of Directors of Amedisys, Inc. (the “Company”), each to serve a one-year term expiring at the latter of the 2008 annual meeting of the Company’s stockholders or upon his successor being elected and qualified.

2.	To consider and vote upon a proposal to amend the Company’s Certificate of Incorporation to increase the total number of authorized shares of the Company’s Common Stock from 30,000,000 shares to 60,000,000 shares.

3.	To consider and ratify an amendment adopted by the Board of Directors to the Company’s Employee Stock Purchase Plan that increases the number of shares of Common Stock authorized for issuance under the plan from 1,333,333 shares to 2,500,000 shares.

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Who can vote:	Stockholders of record at the close of business on April 9, 2007 (the “Record Date”).

How you can vote:	You may vote your proxy by marking, signing and dating the enclosed proxy card and returning it as soon as possible using the enclosed envelope. Stockholders who received their proxy card through an intermediary (such as a broker) must deliver it in accordance with the instructions given by such intermediary.

Who may attend:	Any stockholder of record as of the Record Date may attend the meeting. Upon arrival to the meeting, you will be required to register and present government-issued photo identification, such as your driver’s license, state identification card or passport. If your shares are registered in the name of a bank, brokerage firm or other nominee and you plan to attend the meeting, bring your statement of account showing evidence of ownership as of the Record Date.

BY ORDER OF THE BOARD OF DIRECTORS

William F. Borne

Chairman and Chief Executive Officer

April 18, 2007

YOUR VOTE IS IMPORTANT

Whether you own one share or many, your prompt cooperation in voting your proxy is greatly appreciated.

5959 S. Sherwood Forest Blvd.

Baton Rouge, Louisiana 70816

PROXY STATEMENT

Annual Meeting of Stockholders of the Company to be held on June 7, 2007

Some Questions You May Have Regarding this Proxy Statement

Q:	Why am I receiving these materials?

A:	We are furnishing this Proxy Statement in connection with the solicitation of proxies by our Board of Directors to use at our Annual Meeting of Stockholders (the “Meeting”) to be held as indicated in the accompanying notice. This Proxy Statement and the accompanying form of proxy are first being mailed to you on or about May 7, 2007.

Q:	Who may vote at the Meeting?

A:	We have fixed the close of business on April 9, 2007, as the date for determining who is entitled to vote at the Meeting. As of that date, there were 25,944,056 shares of our Common Stock outstanding and entitled to be voted at the Meeting. You may cast one vote for each share of Common Stock held by you on April 9, 2007 on all matters presented at the Meeting.

Q:	What proposals will be voted on at the Meeting?

A:	There are three proposals to be considered and voted on at the Meeting:

•	To elect six directors to our Board of Directors, each to serve a one-year term expiring at the latter of the 2008 annual meeting of stockholders or upon his successor being elected and qualified.

•	To consider and vote upon a proposal to amend our Certificate of Incorporation to increase the total number of authorized shares of our Common Stock from 30,000,000 shares to 60,000,000 shares.

•

To consider and ratify an amendment adopted by our Board of Directors to our Employee Stock Purchase Plan that increases the number of shares of Common Stock authorized for issuance under the plan from 1,333,333 shares to 2,500,000 shares.

We will also consider other business that properly comes before the Meeting in accordance with Delaware law and our Bylaws.

Q:	How does our Board of Directors recommend that I vote?

A:	Please see the information included in this Proxy Statement relating to the proposals to be considered and voted on at the Meeting. Our Board of Directors unanimously recommends that you vote:

•	“FOR” each of the nominees to our Board of Directors.

•	“FOR” the proposal to amend our Certificate of Incorporation to increase the total number of authorized shares of our Common Stock from 30,000,000 shares to 60,000,000 shares.

•	“FOR” ratifying the amendment to our Employee Stock Purchase Plan that increases the number of shares of Common Stock authorized for issuance under the plan from 1,333,333 shares to 2,500,000 shares.

Q:	What constitutes a quorum?

A:	The presence in person or by proxy of holders of a majority of our Common Stock is needed for a quorum at the Meeting. Abstentions and broker non-votes will be counted towards a quorum.

Q:	What is required to pass each proposal? What if I do not vote or abstain? How are broker non-votes counted?

A:	Directors are elected by a plurality of the votes cast at the Meeting. The proposed amendment to our Certificate of Incorporation must be approved by a majority of the outstanding shares of our Common Stock, and the ratification of the amendment to our 1998 Employee Stock Purchase Plan must be approved/ratified by holders of a majority of the shares of our Common Stock present at the Meeting.

Abstentions and broker non-votes will have no effect on the election of directors. Abstentions and broker non-votes will have the effect of a vote against the proposed amendments to our Certificate of Incorporation and Employee Stock Purchase Plan.

Our Board of Directors has named William F. Borne, our Chief Executive Officer and Chairman, and Larry R. Graham, our President and Chief Operating Officer, as official proxy holders. They will vote all proxies, or record an abstention or withholding, in accordance with the directions on the proxy. If no contrary direction is given, all shares will be voted as recommended by our Board of Directors. For beneficial stockholders, your broker or nominee may not be permitted to exercise voting discretion with respect to certain matters to be acted upon. If you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be considered present and entitled to vote with respect to those matters. Shares represented by such “broker non-votes,” however, will be counted in determining whether a quorum is present.

All shares represented by properly executed proxies, unless previously revoked, will be voted at the Meeting as you direct. IF YOU GIVE NO DIRECTION, THE SHARES WILL BE VOTED:

•	FOR THE ELECTION OF THE PERSONS NAMED HEREIN;

•	FOR THE PROPOSED AMENDMENT TO OUR CERTIFICATE OF INCORPORATION;

•	FOR RATIFYING THE PROPOSED AMENDMENT TO OUR 1998 EMPLOYEE STOCK PURCHASE PLAN; AND

•	IN THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER BUSINESS TO COME BEFORE THE MEETING.

Q:	How do I vote?

A:	If your shares are registered directly in your name with our transfer agent, American Stock Transfer, you are considered a stockholder of record with respect to those shares. If you are a record holder, this Proxy Statement and the accompanying proxy card are being sent to you directly by Broadridge Financial Services, Inc. Please carefully consider the information contained in this Proxy Statement and, whether or not you plan to attend the Meeting, complete, date, sign and return the accompanying proxy card promptly so that we can be assured of having a quorum present at the Meeting and so that your shares may be voted in accordance with your wishes, even if you later decide not to attend the Meeting. To vote at the Meeting, please bring the enclosed proxy card, or vote using the ballot provided at the Meeting.

If, like most of our stockholders, you hold your shares in street name through a broker, bank or other nominee rather than directly in your own name, you are considered the beneficial owner of those shares, and this Proxy Statement is being forwarded to you together with a voting instruction card. To vote at the Meeting, beneficial owners will need to contact the broker, trustee or nominee that holds their shares to obtain a “legal proxy” to bring to the Meeting.

Q:	May I revoke my proxy after I have delivered my proxy?

A:	You may revoke your proxy at any time before it is voted by filing with our Corporate Secretary a written revocation or duly executed proxy with a later date. Your proxy will be considered revoked if you attend the Meeting and vote in person. If you are a beneficial stockholder, you must contact your brokerage firm or bank to change your vote or obtain a proxy to vote your shares if you wish to cast your vote in person at the Meeting.

Q:	If my shares are held in street name by my broker, will my broker vote my shares for me?

A:	Your broker will only vote your shares if the proposal is a matter upon which your broker has discretion to vote (such as the election of directors) or if you provide instructions on how to vote by following the instructions provided to you by your broker.

Q:	Who will bear the cost for soliciting votes for the Meeting?

A:	We will bear the cost of soliciting proxies. In addition to the use of mail, our directors, officers and regular employees may solicit proxies in person or by telephone or other means. These persons will not be compensated for the solicitation but may be reimbursed for out-of-pocket expenses. We have also made arrangements with brokerage firms and other custodians, nominees and fiduciaries to forward this material to the beneficial owners of our Common Stock, and we will reimburse them for their reasonable out-of-pocket expenses.

Q:	Who will count the votes?

A:	We have hired a third party, Broadridge Financial Services, Inc., to judge voting, be responsible for determining whether or not a quorum is present and tabulate votes cast by proxy at the Meeting.

Q:	Where can I find voting results of the Meeting?

A:	We will announce preliminary voting results at the Meeting and publish final results in our Quarterly Report on Form 10-Q for the second quarter of 2007 (a copy of which will be available on our website at www.amedisys.com) or in an earlier-filed Current Report on Form 8-K.

DISSENTERS’ RIGHTS

Under Delaware law, our stockholders are not entitled to dissenters’ or appraisal rights in connection with the matters to be considered and voted upon at the Meeting.

EXECUTIVE OFFICERS

Biographical information about our Executive Officers can be found in Part III, Item 10 of our Annual Report on Form 10-K on file with the Securities and Exchange Commission (the “SEC”).

ELECTION OF DIRECTORS

Nominees

Our Bylaws provide that the number of directors will be determined by our Board of Directors, which has set the maximum number of directors at six persons and which has nominated the six persons named below for election at the Meeting. All of the nominees currently serve as directors. Each person elected will serve until the next annual meeting of stockholders and until his successor has been duly elected and has qualified. Although our Board of Directors does not contemplate that any of the nominees will be unable to serve, if such a situation arises before the Meeting, the persons named in the enclosed Proxy will vote for the election of such other person(s) as may be nominated by our Board of Directors.

Our Board of Directors maintains a Nominating and Governance Committee to recommend to our Board of Directors all director nominees, and stockholders who wish to recommend a person for consideration as a director nominee should follow the procedures described below under the heading “Nomination Process.” Our Board of Directors selected the nominees for election at this Meeting upon the unanimous recommendation of the members of the Nominating and Governance Committee.

Nominees for election to our Board of Directors must possess certain basic personal and professional qualities in order to properly discharge their fiduciary duties to our stockholders, provide effective oversight of our management and monitor our adherence to principles of sound corporate governance. In identifying candidates for membership on our Board of Directors, the Nominating and Governance Committee takes into consideration a number of factors, including: (i) relevant career experience, relevant technical skills, industry knowledge and experience and financial expertise; (ii) individual qualifications, including strength of character, mature judgment, familiarity with our business and industry, independence of thought and the ability to work collegially; and (iii) the extent to which the candidate would fulfill a present need on our Board of Directors.

The Nominating and Corporate Governance Committee regularly assesses the appropriate size of our Board of Directors, and whether any vacancies on our Board of Directors are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Governance Committee will consider various potential candidates who may come to the attention of the Committee through current board members, professional search firms, stockholders or other persons. Each candidate brought to the attention of the Nominating and Governance Committee, regardless of who recommended such candidate, is considered on the basis of the criteria set forth above.

Certain information about the nominees is set forth below:

Name	Age	Served as a Director Since
William F. Borne	49	1982
Ronald A. LaBorde	50	1997
Jake L. Netterville	68	1997
David R. Pitts	67	1997
Peter F. Ricchiuti	49	1997
Donald A. Washburn	62	2004

William F. Borne. Mr. Borne founded Amedisys, Inc. in 1982 and has been Chief Executive Officer and Chairman of our Board of Directors since then. He is also a member of the Board of Directors of Business First Bank of Louisiana.

Ronald A. LaBorde. Mr. LaBorde manages personal investments, which include non-public, operating companies, and provides management consulting services to various companies. Prior to March 2007, he was a principal of Miller-LaBorde, LLC, an insurance agency that specialized in supplemental employee benefits. From

1995 to May 2003, Mr. LaBorde was President and Chief Executive Officer of Piccadilly Cafeterias, Inc., a publicly traded retail restaurant business. Mr. LaBorde was appointed our Lead Director in February 2003.

Jake L. Netterville. Mr. Netterville was the Managing Partner of Postlethwaite & Netterville, a professional accounting corporation, from 1977 to 1998 and has since been Chairman of its Board of Directors. Mr. Netterville is a certified public accountant, has served as Chairman of the Board of Directors of the American Institute of Certified Public Accountants, Inc. (“AICPA”) and is a permanent member of the AICPA’s Governing Council. Mr. Netterville was appointed Chairman of the Audit Committee of our Board of Directors in February 2003.

David R. Pitts. Mr. Pitts has been President and CEO of Pitts Management Associates, Inc. (“PMA”) since 1981 and Chairman and CEO of PMA since 1999. PMA is a national hospital and healthcare management and consulting firm. Mr. Pitts has over forty years experience in hospital operations, healthcare planning and multi-institutional organizations, and has served in executive capacities in a number of hospitals, multi-hospital systems and medical schools. He also serves as Chairman of the Board of Directors of Business First Bank of Louisiana and Chair of the Church Pension Group in New York City and is a member of the North American Advisory Board of Sodexho and the Healthcare Advisory Board of Clark Consulting. He is certified in hospital and healthcare administration and is a Fellow of the American College of Healthcare Executives. Mr. Pitts is Chairman of the Compensation Committee of our Board of Directors.

Peter F. Ricchiuti. Mr. Ricchiuti has been Assistant Dean and Director of Research of BURKENROAD REPORTS at Tulane University’s A. B. Freeman School of Business since 1993, and a Clinical Professor of Finance at Tulane since 1986. Mr. Ricchiuti is Chairman of the Investment Committee of our Board of Directors.

Donald A. Washburn. Mr. Washburn, a private investor for over five years, currently serves as a director on the boards of the following publicly traded companies: (i) LaSalle Hotel Properties, a real estate investment trust; (ii) The Greenbrier Companies, Inc., a manufacturer and lessor of rail cars and barges; and (iii) Key Technology, Inc., which designs and manufactures process automation systems for the food processing and industrial markets. He also serves on several private company boards. Mr. Washburn is Chairman of the Nominating and Governance Committee of our Board of Directors.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE PERSONS NAMED ABOVE.

Nomination Process

Stockholders may suggest a nominee for consideration by the Nominating and Governance Committee by sending the following information to our Corporate Secretary, c/o 5959 S. Sherwood Forest Blvd., Baton Rouge, Louisiana 70816, who will forward the information to the Chairman of the Committee:

•	Name, mailing address and telephone number of the stockholder;

•	The suggested nominee’s name, mailing address and telephone number;

•	A statement whether the suggested nominee knows that his or her name is being suggested by the stockholder, and whether he or she has consented to being suggested and is willing to serve;

•	The suggested nominee’s resume or other description of his or her background and experience; and

•	The stockholder’s reasons for suggesting that the individual be considered.

A stockholder of record who does not wish to follow the foregoing procedure but who wishes instead to nominate directly one or more persons for election to our Board of Directors must comply with the procedures established by our Bylaws. Under our Bylaws, the nomination of persons for election to our Board of Directors may be made only:

•	Pursuant to our notice of annual meeting;

•	By or at the direction of our Board of Directors; or

•

By any stockholder of record (at the time that notice is required to be given in accordance with our Bylaws) who is entitled to vote at the annual meeting and who complies with the notice procedures in our Bylaws.

Our Bylaws provide that for nominations to be properly brought before a meeting by a stockholder, the stockholder must have delivered a written notice to our Corporate Secretary at our principal executive offices not later than the close of business on the 60th day and not earlier than the close of business on the 90th day before the first anniversary of the preceding year’s annual meeting; except that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 90th day before such annual meeting and not later than the close of business on the later of the 60th day before such annual meeting or the 10th day following the day on which we first make a public announcement of the date of such meeting. The notice must set forth:

•

As to each person whom the stockholder proposes to nominate, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 (the “Exchange Act”) (including such person’s written consent to being named in the Proxy Statement as a nominee and to serving as a director if elected); and

•

As to the stockholder giving the notice or the beneficial owner, if any, on whose behalf the nomination is made (i) the name and address of such stockholder, as they appear on our books, and of such beneficial owner and (ii) the number of shares of our Common Stock which are owned beneficially and of record by such stockholder and such beneficial owner.

Board Committees and Meetings

Our Board of Directors held five in-person and seven telephonic meetings in 2006. Our Board of Directors maintains Audit, Compensation and Nominating and Governance Committees that are all comprised solely of all independent directors. Our Board of Directors also maintains an Investment Committee comprised of independent directors. Each Committee operates under a written charter adopted by our Board of Directors. Each Board committee meets in person on or around the date of each in-person Board meeting. The Investment Committee did not meet formally during 2006, but did take action by unanimous written consent, as permitted by Delaware law. All director nominees recommended by our Board of Directors for election at our 2006 annual meeting of stockholders were nominated by the unanimous vote of our independent directors. Each director attended at least 75% of the total number of Board meetings and Committee meetings on which he served during 2006, with the exception of Mr. Pitts, who attended 66.6% of the total Board meetings held during 2006.

Audit Committee

The Audit Committee’s responsibilities are covered by its charter, a copy of which appears on the Corporate Governance sub-page of our website, specifically: http://www.amedisys.com/committees.cfm. Its responsibilities include hiring and supervising the work of our independent auditor and our Vice President of Internal Audit and overseeing our financial reporting process, internal controls and legal and regulatory compliance.

The Audit Committee is comprised of Jake L. Netterville (Chairman), Ronald A. LaBorde, David R. Pitts, Peter F. Ricchiuti and Donald A. Washburn. Our Board of Directors has determined that each member of the Audit Committee meets the definition of an “independent director” as defined by applicable SEC rules and

NASDAQ Marketplace Rules 4200(a)(15) and 4350(d)(2)(A) and that Messrs. Netterville and LaBorde qualify as “audit committee financial experts” as defined by Item 407(d)(5) of SEC Regulation S-K and NASDAQ Marketplace Rule 4350(d)(2)(A).

Compensation Committee

The Compensation Committee reviews and acts on compensation levels and benefit plans for our executives, approves director compensation and approves the issuance of stock options and nonvested stock and other equity-based awards under our stock option plans. The Compensation Committee is comprised of David R. Pitts (Chairman), Peter F. Ricchiuti, Jake L. Netterville, Ronald A. LaBorde and Donald A. Washburn. Our Board of Directors has determined that each member of the Compensation Committee meets the definition of an “independent director” as defined by applicable SEC rulemaking, NASDAQ Marketplace Rule 4200(a)(15) and Section 162(m) of the Internal Revenue Code. The Compensation Committee may not delegate any of its authority with respect to approving the compensation (including equity-based compensation) of our directors and Executive Officers. The Committee may delegate its authority to approve awards of equity-based compensation to persons other than our directors and Executive Officers to our Chief Executive Officer. A copy of the Compensation Committee’s charter appears on the Corporate Governance sub-page of our website, specifically: http://www.amedisys.com/committees.cfm.

Nominating and Governance Committee

The Nominating and Governance Committee, formed in October 2004, recommends to our Board of Directors all nominees for election to our Board of Directors. The Nominating and Governance Committee also provides assistance to our Board of Directors in the annual evaluations of our Board of Directors and the review and consideration of corporate governance practices. Our Board of Directors has determined that each member of the Nominating and Governance Committee meets the definition of an “independent director” as defined by applicable SEC rules and NASDAQ Marketplace Rule 4200(a)(15). The Nominating and Governance Committee is comprised of Donald A. Washburn (Chairman), David R. Pitts, Jake L. Netterville, Ronald A. LaBorde and Peter F. Ricchiuti. A copy of the Nominating and Governance Committee’s charter appears on the Corporate Governance sub-page of our website, specifically: http://www.amedisys.com/committees.cfm.

Investment Committee

The Investment Committee, originally formed in October 2004 and dissolved in July 2005, was reconstituted in July 2006. It is comprised of Peter F. Ricchiuti (Chairman) and Ronald A. LaBorde. The Investment Committee monitors our cash investments for investment quality, risk and rate of return consistent with established cash investments policy guidelines. The Committee did not meet formally during 2006 but took action by written consent.

Lead Director

Ronald A. LaBorde is Lead Director. The Lead Director performs the following functions: consulting with the Chairman regarding Board and Committee meeting agendas, maintaining dialogue with executive management and presiding over executive sessions with non-management directors.

Board Independence, Communication & Attendance at Annual Stockholders Meeting

Our Board of Directors has determined that all directors other than Mr. Borne are “independent” under the director independence requirements of The NASDAQ Stock Market, LLC. The independent directors meet in executive session on a regular basis in connection with each in-person Board meeting without any management or non-independent directors present. Mr. LaBorde presides over these executive sessions as Lead Director.

Stockholders who would like to submit the name of a person for consideration as a director nominee should address any communication to our Corporate Secretary in accordance with the procedures described under the heading “Nomination Process.”

We do not have a formal policy regarding attendance by Board members at the annual stockholders meeting because management is available at the meeting to field questions from stockholders in attendance. Historically, we have had low stockholder attendance at our annual stockholders meetings. Two directors attended the 2006 annual meeting of stockholders. Stockholders who wish to communicate with our Board of Directors should address their communications to our Corporate Secretary, who is responsible for promptly disseminating such communications to our Board of Directors.

Code of Ethical Business Conduct

Our Board of Directors has also adopted a Code of Ethical Business Conduct that is applicable to all our directors, officers and employees, including our Executive Officers. The Code is available on the “Investors” section of our website, www.amedisys.com, using the link entitled “Pledge to our Stockholders.” The purpose of the Code is to, among other things, deter wrongdoing and promote: honest and ethical conduct; full, fair, accurate, timely and understandable disclosure in our filings with the SEC and in public communications; compliance with applicable laws, rules and regulations; the prompt internal reporting of violations and accountability.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and Executive Officers, and persons who own more than ten percent of our Common Stock to file reports of ownership and changes of ownership with the SEC. Copies of all filed reports are required to be furnished to us. Based solely on the reports received by us, we believe all such persons complied with all applicable filing requirements during 2006.

STOCK OWNERSHIP

The following table shows beneficial ownership of our Common Stock as of April 9, 2007, unless otherwise indicated, by (i) each person known by us to beneficially own more than five percent of our Common Stock in accordance with Rule 13d-3 under the Exchange Act, (ii) each of our directors and director nominees, (iii) each executive officer named in the Summary Compensation Table below (our “Executive Officers”), as well as our newly-appointed interim Chief Financial Officer, Dale E. Redman, and (iv) all of our directors and Executive Officers as a group. Except as noted below, the persons named have sole voting and investment power with respect to all shares of Common Stock.

Name	Shares Beneficially Owned	Percent of Voting Power
5% Stockholders
Lord, Abbett & Co., LLC(1)	3,476,173	13.4%

Directors(2)
Ronald A. LaBorde	77,936	*
Jake L. Netterville	87,339	*
David R. Pitts	86,006	*
Peter F. Ricchiuti	53,966	*
Donald A. Washburn	34,887	*

Executive Officers(9)
William F. Borne(3)	490,415	*
Larry R. Graham(4)	253,817	*
Dale E. Redman(5)	10,000	*
Alice A. Schwartz	3,047	*
Jeffrey D. Jeter	31,300	*
Donald Loverich, Jr.(6)	13,334	*
Gregory H. Browne(7)	2,198	*
John F. Giblin(8)	42	*
All Executive Officers and Directors as a Group (13 Persons)	1,144,287	4.4%

(*)	Less than one percent.
(1)	Based upon such holder’s Schedule 13 G filed with the SEC on February 14, 2007. The address for Lord, Abbett & Co., LLC is 90 Hudson Street, Jersey City, NJ 07302.
(2)	Included in the “Shares Beneficially Owned” column for each of our directors are 2,667 shares of nonvested stock, 100% of which will vest on July 1, 2007.
(3)

Includes 20,000 shares held in trust for his minor children (sole investment and voting power for these shares are vested in a third party trustee), 20,000 shares owned by his wife over which she has sole voting and investment power and 7,210 shares of nonvested stock (50% of which will vest on June 21, 2007 and 50% of which will vest on June 21, 2008).

(4)

Includes 10,624 shares owned jointly with his wife over which they share voting and investment power, 22,223 shares of nonvested stock (33.34% of which will vest on October 29, 2007 and 33.33% of which will vest on each of October 29, 2008 and October 29, 2009) and 4,444 shares of nonvested stock (50% of which will vest on February 17, 2008 and 50% of which will vest on February 17, 2009).

(5)	Mr. Redman became our interim Chief Financial Officer on February 21, 2007.
(6)

Mr. Loverich was appointed Principal Accounting Officer and Treasurer as of June 7, 2006. From the period of June 7, 2006 through November 17, 2006, he also served as our interim Principal Financial Officer. On May 1, 2007, in connection with his resignation effective April 30, 2007 and in accordance with his Severance Agreement dated March 8, 2007, Mr. Loverich will forfeit 6,667 of the total 13,334 outstanding shares of nonvested stock previously awarded to him. The remaining 6,667 outstanding shares of nonvested stock will be subject to a new vesting schedule effective May 1, 2007 and are expected to vest fully on April 30, 2008 during which time period he will serve as a consultant to us.

(7)	Mr. Browne served as our Chief Financial Officer until the effective date of his resignation on June 7, 2006.
(8)	Mr. Giblin was appointed as our Chief Financial Officer as of October 23, 2006. He resigned as our Chief Financial Officer effective as of February 21, 2007.
(9)

Includes shares that the named persons have, or will have within 60 days, the right to acquire pursuant to stock options, as follows: Mr. Borne, 149,601 shares; Mr. Graham, 121,238 shares; Mr. Redman, zero shares, Mr. Loverich, zero shares; Ms. Schwartz, 1,779 shares; Mr. Jeter, 28,002 shares; Mr. Browne, zero shares; Mr. Giblin, zero shares; Mr. LaBorde, 71,009 shares; Mr. Netterville 75,076 shares; Mr. Pitts, 75,076 shares; Mr. Ricchiuti, 41,336 shares; and Mr. Washburn, 13,334 shares.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion & Analysis (“CD&A”) outlines the company’s Executive Officer compensation philosophy, objectives and processes. It explains how the company makes executive compensation decisions, the data it uses and its reasoning behind the decisions that are made.

Following the CD&A are tables and other information that explain the compensation for the company’s Executive Officers. It includes a section detailing potential compensation for the company’s Executive Officers following terminations of employment under several different situations.

These tables and narratives are required under the new SEC executive compensation disclosure rules and assist us in communicating the company’s compensation plans to the company’s stockholders.

Compensation Philosophy

The company’s compensation philosophy extends to all employees, including Executive Officers, and is designed to align employee and stockholder interests. The philosophy’s objective is to pay fairly based upon the employee’s position, experience and performance. Employees may be rewarded through additional compensation when the company meets or exceeds targeted business objectives. Generally, under the company’s compensation philosophy, as an employee’s level of responsibility increases, a greater portion of his or her total potential compensation becomes contingent upon annual performance.

The principles of the company’s compensation philosophy are described below:

•	Market-driven. Compensation programs are structured to be competitive both in their design and in the total compensation that they offer.

•	Stockholder-aligned. All full-time employees have some portion of their incentive compensation aligned with the company’s financial performance.

•

Performance-based. All full-time employees have some portion of their incentive compensation linked to a combination of company, operating unit, and/or individual performance. The application of performance measures as well as the form of the reward may vary depending on the employee’s position and responsibilities. A formal performance evaluation process is used to objectively assess individual performance.

•

Values-oriented. The company’s values guide and support the design and administration of its compensation programs. Individual performance is measured by taking into consideration both end results and the extent to which the employee conducts business in accordance with the company’s values.

Review of Executive Officer Compensation

The Compensation Committee reviews each Executive Officer’s compensation on a regular basis to ensure that it is consistent with the company’s compensation philosophy as described above. In 2006, the Committee directly engaged an independent outside compensation consultant (Pearl Meyer & Partners) to provide an analysis of the company’s Executive Officer compensation program. The analysis included a review of the company’s Executive Officers’ compensation and considered many dimensions, including the company’s compensation philosophy, program structure, competitors’ practices, etc. The review also included an assessment of current company and competitor compensation levels and incentive opportunities.

The Compensation Committee recognizes that the company’s Executive Officers have made an extraordinary contribution to the company’s recent growth and, as a result, recently determined that the company needed to restructure compensation programs to encourage retention and further excellent performance. In 2006, the Compensation Committee acted by increasing the base salaries for William Borne, Chairman and Chief Executive Officer, and Larry Graham, President and Chief Operating Officer. In addition, the Committee has and will continue to use nonvested stock and/or restricted stock units as a primary retention and incentive tool to align the interests of the company’s senior executives with those of its stockholders.

Executive Officers

Executive compensation disclosure rules require the company to report compensation for its Principal Executive Officer (“PEO”), its Principal Financial Officer (“PFO”) and its next three highest paid executives. In 2006, the company had three individuals serve as PFO. Therefore, the company has reported the compensation for seven individuals: Mr. Borne (the PEO), the three PFOs, and the next three highest paid executives.

During 2006, the company’s PFOs were Greg Browne, who served as PFO through June 7, 2006 when he resigned as Chief Financial Officer, Donald Loverich, who served as interim PFO through November 17, 2006 and, for the remainder of 2006, John Giblin.

Components of Compensation—Executive Officers

The company’s Executive Officers are compensated through the following four components:

•	Base Salary

•	Annual Incentive Compensation

•	Long-Term Incentives (stock-based awards)

•	Benefits

These components provide a balanced mix of base compensation and compensation that is contingent upon each Executive Officer’s individual performance and return to all shareholders. A goal of the compensation program is to provide Executive Officers with a reasonable level of security through base salary and benefits, while rewarding them through incentive compensation to achieve business objectives and create stockholder value. As discussed above, the Compensation Committee wants to ensure that the company’s compensation programs are appropriately designed to encourage Executive Officer retention and motivation to create stockholder value.

The percentage that each compensation component bears to the total has been weighted toward variable performance-based compensation. Base salaries, benefits and incentive compensation opportunities are generally targeted between the median and 75th percentile of general survey market data derived from indices covering these same components for healthcare service companies and other publicly traded companies of comparable size. These targets are viewed as appropriate by the Compensation Committee given the outstanding performance of the executive team during the past five years and the competition for executive talent in the industry.

Base Salaries

Base salaries are targeted to be competitive when compared to the salary levels of persons holding similar positions in other healthcare service companies and other publicly traded companies of comparable size. The Committee also considers each Executive Officer’s respective responsibilities, experience, expertise and individual performance.

During 2006, the Committee reviewed the base salaries for William Borne, the Chairman and Chief Executive Officer, and Larry Graham, the President and Chief Operating Officer, and, based on a Pearl Meyer & Partners survey, determined that their salaries were significantly below the market median. On October 26, 2006, the Committee increased Mr. Borne’s annual base salary from $400,000 to $650,000, which was retroactively effective as of April 1, 2006. Mr. Graham’s annual base salary was adjusted from $315,230 to $425,000, effective October 28, 2006.

Other Executive Officers received annual salary increases effective November 3, 2006 as follows: Alice Ann Schwartz’s annual base salary was adjusted from $150,000 to $200,000, Jeffrey Jeter’s annual base salary was adjusted from $105,538 to $140,000 and Donald Loverich’s annual base salary was adjusted from $150,000 to $185,000.

On February 21, 2007, Dale E. Redman was appointed the company’s interim Chief Financial Officer. He also serves as the company’s Principal Financial and Accounting Officer. Under the terms of his employment agreement, he receives a base salary of $300,000 per year.

Effective April 1, 2007, Mr. Jeter’s annual base salary was adjusted from $140,000 to $150,000.

Annual Bonus

The annual bonus program is designed to reward management, including Executive Officers. The bonus amounts that are paid depend on the company’s results for the year under consideration and the individual employee’s performance. The terms and conditions that the Compensation Committee uses to determine bonus amounts can vary from year to year, thus essentially making such awards discretionary in nature.

In recognition of each Executive Officer’s and the company’s performance during fiscal year 2006, in the first quarter of 2007, the Compensation Committee approved a bonus for William Borne equal to 100% of his base salary, a bonus for Larry Graham equal to 75% of his base salary and a bonus for Donald Loverich, Jeffrey Jeter, John Giblin and Alice Ann Schwartz equal to 50% of their respective base salaries. Except for Mr. Graham (whose bonus award exceeded his stated potential bonus opportunity), the bonus awarded was equal to 100% of each Executive Officer’s potential bonus opportunity, as defined in their respective employment agreements. Mr. Giblin’s bonus was prorated based on the portion of year he was employed.

Long-Term Incentives

Long-term incentives are used to balance the short-term focus of the annual bonus program with performance over multi-year periods. The company’s compensation philosophy places greater emphasis on variable compensation, including long-term incentives, than fixed compensation, such as base salary and benefits, which is consistent with the company’s goal of aligning the interests of its employees with those of its stockholders.

The Company believes that grants of equity-based compensation:

•	Enhance the link between the creation of stockholder value and long-term executive incentive compensation;

•	Provide focus, motivation and retention incentive; and

•	Provide competitive levels of total compensation.

Prior to 2006, the company granted stock options and, in limited circumstances, nonvested stock to Executive Officers. The Compensation Committee believes that stock option grants provided and continue to provide incentives for all participants by further aligning their interests with those of the company’s stockholders, since the participants benefit only through increases in stock price.

Beginning in 2006, the Compensation Committee decided that time vesting and performance vesting nonvested stock or restricted stock units (“RSUs”) also provided an efficient long-term incentive instrument for Executive Officers. RSUs are a promise to pay actual shares of our Common Stock at a later date. The company made limited nonvested stock grants in 2006 to certain Executive Officers, as reflected in the tables below. Although the Compensation Committee has no plans to issue stock options in the near future and expects to continue to issue nonvested stock or RSUs as part of its long-term incentive compensation philosophy, it has not adopted a formal policy eliminating its ability to issue stock options and may issue stock options in the future if such issuances would be beneficial to the company. The Compensation Committee reviews the survey market data described above and considers the advice of its outside compensation consultant in determining the appropriate number of nonvested shares and/or RSUs to issue to each Executive Officer.

Treatment of Dividends on Nonvested Stock

Dividends are paid with respect to shares of nonvested stock concurrently with the payment of dividends to other stockholders. Dividends paid in Common Stock or in rights to acquire Common Stock are added to and become a part of the nonvested stock. However, such dividend shares are also subject to the same vesting schedule as the shares of nonvested stock to which they pertain.

The company has historically not paid cash dividends. On December 4, 2006, the company implemented a four-for-three split of its Common Stock, effective for stockholders of record as of November 27, 2006, in the form of a 33 1/3% stock dividend.

Benefits

In addition to cash and equity compensation programs, Executive Officers participate in the retirement, health and welfare benefit programs generally available to other employees. In a few limited circumstances, the company provides other benefits to Executive Officers. For example, as further detailed in the tables below, the company owns two automobiles that William Borne and Larry Graham use both for personal and business purposes. The company pays for the insurance and maintenance for these two automobiles. In addition, the company reimburses Mr. Borne up to $2,500 per year for accounting services related to his personal income tax statement preparation. Finally, in 2006, the company paid certain commuting costs and living expenses associated with John Giblin’s and Donald Loverich’s relocation to the Baton Rouge metropolitan area. All Executive Officers receive paid vacation and paid company holidays.

All Executive Officers are eligible to participate in the company’s 401(k) plan on the same basis as other company employees. All company employees are automatically enrolled at a contribution rate of 3% of their base salary on the first day of the month following their employment date if they do not submit a waiver form. Eligible employees are permitted to defer between 1% and 90% of their salary on a pre-tax basis through bi-weekly payroll deductions. The company matches $0.75 of each $1.00 of each employee’s contribution up to the first 6% of his or her salary with the company’s Common Stock on a quarterly basis. Plan participants are permitted to diversify out of the company’s Common Stock at any time; however, in the case of each Executive Officer, this must be done in a quarterly trading window when the Executive Officer is not in possession of material, non-public information about the company.

The company maintains an aircraft to efficiently transport its employees to its multiple operating locations, many of which are not accessible via direct flight from its corporate headquarters in Baton Rouge, Louisiana. Executive Officers do not use the corporate aircraft for non-business activities.

All Executive Officers are eligible to participate in the company’s Executive Deferred Compensation Plan except Dale Redman, who will become eligible to participate in the plan on January 1, 2008. The purpose of the plan is to provide each participant with an opportunity to defer receipt of a portion of his or her base salary, bonus and other specified types of cash compensation in accordance with his or her individual personal tax planning goals. Only certain highly-compensated upper-management level employees are eligible to participate in the plan. In the discretion of the Compensation Committee, the company may make contributions to the plan on behalf of Executive Officer participants. For example, on March 9, 2007, we elected to make a $25,000 discretionary contribution to Alice Ann Schwartz under the plan, which has an associated vesting period of seven years.

Stock Ownership

One of the stated Core Beliefs of the company (as distributed to all employees upon hire) is to “Encourage all Amedisys employees to be stockholders.” All Executive Officers are informally encouraged to follow this Core Belief as an example to other employees and to align their interests with the interests of the company’s stockholders. In furtherance of this objective, many Executive Officers participate in the company’s Employee Stock Purchase Plan, including William Borne, Larry Graham, Jeffrey Jeter and Alice Ann Schwartz. Dale Redman, our interim Chief Financial Officer, is not eligible to participate in the plan as of the date of this Proxy Statement but will become eligible after the filing of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, which is expected to occur in late April 2007. Eligible employees may elect to contribute on an after-tax basis between 1% and 15% of their annual pay through regular payroll deductions to purchase Common Stock; provided, however, that an employee may not contribute more than $25,000 to the plan pursuant to Internal Revenue Service restrictions. Shares are purchased at a 15% discount of the market value of the company’s Common Stock at the close of business on the last day of each fiscal quarter.

Employment Agreements

Effective April 5, 2005, William Borne entered into a three-year employment agreement with the company. The agreement provides for automatic one-year extensions of his employment term unless he or the company provides written notice of termination six months before the expiration of the term. The agreement also provides that, in the discretion of the Compensation Committee, he is eligible for an annual bonus in an amount up to 100% of his base salary then in effect for the applicable year and annual long-term equity incentive awards at an amount equal to the median market for comparable awards to chief executive officers of other companies as determined by the Compensation Committee. Under the terms of his employment agreement, any long-term equity incentive awards granted to him shall have a three-year vesting period.

Effective February 1, 2000, Larry Graham entered into an employment agreement with the company of indefinite duration. Under the terms of the agreement, Mr. Graham is guaranteed minimum yearly base salary increases and is eligible to receive annual bonus of up to $90,000 (which may exceed such amount in the discretion of the Compensation Committee) if the company attains or exceeds the operating income (loss) as presented in the budget approved by the company’s Board of Directors for that fiscal year and if he meets certain performance based criteria, as determined from time-to-time by the Compensation Committee.

Effective October 26, 2006, Alice Ann Schwartz and Jeffrey Jeter entered into employment agreements with us of indefinite duration. Under the terms of their respective agreements, they are eligible for an annual bonus of up to 50% of their base salary. They are eligible to receive long-term equity-based incentive compensation in an amount to be determined in the discretion of the Compensation Committee.

Effective, February 21, 2007, Dale Redman entered into an employment agreement with the company. Under the terms of his agreement, he is eligible for an annual bonus of up to 50% of his base salary. Upon hire, in accordance with his agreement, he received 10,000 shares of nonvested stock that vest in one-third increments on each of the third, fourth and fifth anniversaries of the effective date of his employment. Thereafter, also in accordance with his agreement, he shall receive 5,000 shares of nonvested stock on each of the second, third and fourth anniversaries, respectively, of the date of his employment. These shares will also vest on the third, fourth and fifth anniversaries, respectively, of the date that they were granted.

Greg Browne, Donald Loverich and John Giblin each previously had employment agreements with the company that were later terminated, as described below. Their respective agreements were in substantially in the same format as Jeffrey Jeter’s and Alice Ann Schwartz’s agreements, as described above.

Under the terms of their respective employment agreements, all Executive Officers are named as covered participants under the company’s directors’ and officers’ liability insurance policy and may be indemnified by the company in accordance with the indemnification policies covering members of the company’s senior management.

Additional information regarding the Executive Officers’ respective employment agreements can be found below under the headings “Post-Termination Payments” and “Potential Payments upon Termination or Change-in-Control,” below.

Post-Termination Payments

The employment agreements for each Executive Officer contain provisions entitling each Executive Officer to receive severance benefits for certain qualifying terminations, as described under “Potential Payments upon Termination or Change-in-Control,” below. These triggers for severance payments were selected in order to permit these key employees to focus on the interests of the company and its stockholders without undue concern for their personal job security. In return for severance benefits, Executive Officers are bound by certain non-compete, non-solicitation, confidentiality and non-disclosure covenants as defined in their agreements. The Compensation Committee believes that the agreements provide assurance that the company’s business interests will be appropriately protected upon the termination of employment of an Executive Officer.

Under their respective employment agreements, Executive Officers have the right to receive certain “double trigger” change-in-control payments, meaning that payments are made only if the Executive Officer suffers a qualifying termination of employment within a certain period following the change-in-control. The payments are based on specified multiples of the Executive Officers’ respective base salaries, as further explained below.

Upon a change-in-control or upon their earlier death, disability or retirement, the shares of Common Stock held by Executive Officers through the company’s 401(k) Plan and Employee Stock Purchase Plan would receive the same treatment as the shares of Common Stock held under such plans by non-Executive Officer employees.

Consulting Arrangements

Upon his resignation on June 7, 2006, Greg Browne entered into an Amended and Restated Supplemental Employment Agreement with the company, under which he was employed by the company in a consulting capacity until October 31, 2006. During the consulting period, he received on a monthly basis 100% of his monthly salary in effect on his resignation date. He provided the following consulting services to the company during the Transition Period: (a) he was expected to be available on an as-needed, “on call” basis to answer questions posed to him by the company’s Chief Executive Officer, Chief Operating Officer, Chief Accounting Officer or their respective designees and (b) he was expected to be available, upon reasonable notice, on an as-needed basis, to provide consulting services relating to the transition of his former job responsibilities as Chief Financial Officer to his successor(s). At the end of the consulting period, the company paid Mr. Browne three months salary as severance. Mr. Browne forfeited 22,223 outstanding, unvested stock option grants in connection with his resignation.

On March 8, 2007, Donald Loverich entered into a severance agreement with the company. Under the terms of this agreement, from April 30, 2007, the effective date of his resignation, until May 1, 2008, he will receive 100% of his monthly salary on a bi-monthly basis for providing certain consulting services to the company. Similar to the consulting arrangement for Mr. Browne, Mr. Loverich will be expected to be available: (a) on an as-needed, “on call” basis to answer questions posed to him by the company’s Chief Executive Officer, Chief Operating Officer, Chief Financial Officer or their respective designees and (b) upon reasonable notice, on an as-needed basis, to provide consulting services relating to the transition of his former job responsibilities as Principal Accounting Officer to his successors. Mr. Loverich will forfeit 6,667 of the 13,334 outstanding shares of nonvested stock previously awarded to him. The remaining 6,667 outstanding shares of nonvested stock will be subject to a new vesting schedule as of May 1, 2007 and are expected to vest fully on April 30, 2008.

In approving both consulting arrangements, the Compensation Committee determined that ensuring a smooth transition of Greg Browne’s and Don Loverich’s former job functions to their respective successors by ensuring their availability to answer questions and perform other advisory services was in the best interests of the company and its stockholders.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors of Amedisys, Inc. has reviewed and discussed the Compensation Discussion and Analysis as required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement on Schedule 14A.

Members of the Compensation Committee:

David R. Pitts (Chairman)

Ronald A. LaBorde

Jake L. Netterville

Peter F. Ricchiuti

Donald A. Washburn

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is composed of the directors listed as signatories to the above report, none of whom has ever been an officer of us or any of our subsidiaries.

Role of Compensation Consultants and Management in Recommending Executive Compensation Levels

The Compensation Committee makes all decisions regarding Executive Officer Compensation. In 2006, the Compensation Committee retained the services of Pearl Meyer & Partners to assist with its review of the compensation package for our Chief Executive Officer and other Executive Officers. In addition, Pearl Meyer & Partners assisted the Committee with several special compensation-related projects, including identifying trends in executive and non-employee director compensation and assisting with the preparation of this Proxy Statement. Pearl Meyer & Partners does not provide any other services to the company.

The Committee retains Pearl Meyer & Partners directly, although in carrying out assignments, Pearl Meyer & Partners also interacted in certain capacities with our management-level employees. Pearl Meyer & Partners’ interaction with management was limited to obtaining feedback regarding its work product. Feedback was requested to confirm alignment of their recommendations with our business strategy, to confirm historical data and to address other factual questions, prior to presenting to the Committee.

The Committee often requests our Chief Executive Officer to be present at Committee meetings where executive compensation and company performance are discussed and evaluated. Our Chief Executive Officer is free to provide insight, suggestions or recommendations regarding executive compensation if present during these meetings or at other times. However, only independent Committee members are allowed to vote on matters related to Executive Officer compensation.

The Committee meets with our Chief Executive Officer to discuss his own compensation package, but, ultimately, all decisions regarding his compensation are made solely based upon the Committee’s deliberations. The Committee makes decisions regarding the compensation of our other Executive Officers after considering recommendations from our Chief Executive Officer.

SUMMARY COMPENSATION TABLE

The following table summarizes the total compensation paid to or earned by our PEO, by all persons who served in the capacity of PFO and by our other Executive Officers during the year ended December 31, 2006. For additional information on the compensation summarized below and other benefits, please refer to “Compensation Discussion and Analysis,” above.

2006 SUMMARY COMPENSATION TABLE

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (3)	Total ($)
William F. Borne	2006	$582,701	$650,000	$108,329	$—	$—	$—	$9,728	$1,350,758
Chief Executive Officer		(4)	(5)

Larry R. Graham	2006	364,855	425,000	210,415	114,065	—	—	1,752	1,116,087
President and Chief Operating Officer		(9)	(10)

Alice A. Schwartz	2006	169,803	122,962	—	95,109	—	—	4,507	392,381
Chief Information Officer		(11)	(12)

Jeffrey D. Jeter	2006	124,935	70,000	—	19,393	—	—	5,622	219,950
Chief Compliance Officer/ Senior Vice President

Donald Loverich, Jr.	2006	155,385	97,500	49,910	—	—	—	10,932	313,727
Principal Accounting Officer and Treasurer/Senior Vice President(13)				(14)				(15)

Gregory H. Browne	2006	207,675	—	—	75,953	—	—	63,340	346,968
Chief Financial Officer(16)					(17)			(18)

John F. Giblin	2006	51,923	14,178	27,293	—	—	—	8,569	101,963
Chief Financial Officer(6)			(7)	(8)

(1)

The amounts in column (e) reflect the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2006, in accordance with Statement of Financial Accounting Standards No. 123(R), Share-Based Payment (“SFAS No. 123(R)”) of awards pursuant to our 1998 Stock Option Plan and thus may include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of these amounts are included in note 7 to our audited financial statements for the year ended December 31, 2006, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on February 20, 2007.

(2)

The amounts in column (f) reflect the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2006, in accordance with SFAS No. 123(R) of awards pursuant to our 1998 Stock Option Plan and thus may include amounts from awards granted in and prior to 2006.

(3)	The amount shown in column (i) reflects for each Executive Officer:
•	the matching contributions made by us to each Executive Officer pursuant to our 401(k) Benefit Plan;
•	the cost attributable to consulting services paid to certain Executive Officers subsequent to their effective resignation date;
•	the cost attributable to personal use of company-provided automobiles by certain Executive Officers;
•	the cost attributable to certain company-paid commuting costs and other company-paid living expenses for certain Executive Officers; and
•	other miscellaneous costs.
(4)	Mr. Borne elected to defer $378,756 of the amount reflected in column (c) under our Nonqualified Deferred Compensation Plan.
(5)	Mr. Borne elected to defer $487,500 of the amount reflected in column (d), which was paid on March 15, 2007, under our Nonqualified Deferred Compensation Plan.
(6)	Mr. Giblin was appointed as our Chief Financial Officer as of October 23, 2006.
(7)	Mr. Giblin was paid the amount reflected in column (d) on March 9, 2007.
(8)	On February 23, 2007, in connection with his resignation, Mr. Giblin forfeited 100% (or 13,334 shares) of the outstanding nonvested stock previously awarded to him.
(9)	Mr. Graham elected to defer $104,521 of the amount reflected in column (c) under our Nonqualified Deferred Compensation Plan.
(10)	Mr. Graham elected to defer $212,500 of the amount reflected in column (d), which was paid on March 9, 2007, under our Nonqualified Deferred Compensation Plan.

(11)	Ms. Schwartz elected to defer $67,921 of the amount reflected in column (c) under our Nonqualified Deferred Compensation Plan.
(12)

Ms. Schwartz elected to defer $97,962 of the amount reflected in column (d), which was paid on March 9, 2007, under our Nonqualified Deferred Compensation Plan. We also elected to make a $25,000 discretionary contribution to Ms. Schwartz under our Nonqualified Deferred Compensation Plan, which has an associated vesting period of seven years. We also paid Ms. Schwartz a $30,000 bonus in 2006 for services related to 2005. However, due to the fact that this amount would have been recorded as a 2005 bonus under newly adopted compensation disclosure rules, we have excluded this bonus amount from the table above.

(13)

Mr. Loverich was appointed Principal Accounting Officer and Treasurer as of June 7, 2006. From the period of June 7, 2006 through November 17, 2006, he also served as our interim Principal Financial Officer.

(14)

On May 1, 2007, in connection with his resignation effective April 30, 2007, Mr. Loverich will forfeit 6,667 of the total 13,334 outstanding shares of nonvested stock previously awarded to him. The remaining 6,667 outstanding shares of nonvested stock will be subject to a new vesting schedule effective May 1, 2007 and are expected to vest fully on April 30, 2008 during which time period he will serve as a consultant to us.

(15)

The amount shown in column (i) for Mr. Loverich consists of $4,107 in costs attributable to certain company-paid living expenses and $6,825 related to company matching contributions made pursuant to our 401(k) Benefit Plan.

(16)	Mr. Browne served as our Chief Financial Officer until the effective date of his resignation on June 7, 2006.
(17)	Mr. Browne forfeited 22,223 outstanding, unvested stock option awards in connection with his resignation.
(18)

The amount shown in column (i) for Mr. Browne consists of $59,625 in severance paid in connection with consulting services that were provided from June 7, 2006 through October 31, 2006 and $3,715 related to matching contributions made pursuant to our 401(k) Benefit Plan.

GRANTS OF PLAN-BASED AWARDS

The following table summarizes all grants of plan-based awards during the year ended December 31, 2006 to all persons who served in the capacity of PFO and to our other Executive Officers during such year. For additional information on the plan-based award grants summarized below, please refer to “Compensation Discussion and Analysis,” above.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (1)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ /Sh)	Grant Date Fair Value ($)(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
William F. Borne	—	$—	$—	$—	—	—	—	—	—	$—	$—
Larry R. Graham	7/3/2006	—	—	—	—	—	—	6,667	—	—	191,500
(4)
Alice A. Schwartz	—	—	—	—	—	—	—	—	—	—	—
Jeffrey D. Jeter	—	—	—	—	—	—	—	—	—	—	—
Donald Loverich, Jr.	7/1/2006	—	—	—	—	—	—	13,334	—	—	382,300
(5)
Gregory H. Browne	—	—	—	—	—	—	—	—	—	—	—
John F. Giblin	10/23/2006	—	—	—	—	—	—	13,334	—	—	418,100
(3)

(1)	The amounts shown in column (i) reflect the number of shares of nonvested stock granted to each of our Executive Officer pursuant to our 1998 Stock Option Plan.
(2)

The amounts shown in column (l) reflect the grant date fair value of nonvested stock awards under SFAS No. 123(R) granted to each of our Executive Officers. Generally, the grant date fair value is the amount that we would expense in our financial statements over the vesting period of the award.

(3)	On February 23, 2007, in connection with his resignation, Mr. Giblin forfeited 100% (or 13,334 shares) of the outstanding nonvested stock previously awarded to him.
(4)	2,223 shares of the total 6,667 shares vested on February 17, 2007. The remaining 4,444 shares of nonvested stock will vest in equal increments on February 17, 2008 and February 17, 2009.
(5)

On May 1, 2007, in connection with his resignation effective April 30, 2007, Mr. Loverich will forfeit 6,667 of the total 13,334 outstanding shares of nonvested stock previously awarded to him. The remaining 6,667 outstanding shares of nonvested stock will be subject to a new vesting schedule effective May 1, 2007 and are expected to vest fully on April 30, 2008.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2006

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#) (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	Exercisable	Unexercisable
William F. Borne	26,666	—	—	$4.05	12/31/2012	7,210	$236,993	—	$—
	54,887	—	—	11.29	12/31/2013	—	—	—	—
	68,048	—	—	24.39	12/31/2014	—	—	—	—
Larry R. Graham	4,444	—	—	4.05	1/2/2013	22,223	730,470	—	—
	27,444	—	—	12.16	1/31/2013	6,667	219,144	—	—
	66,667	—	—	22.67	10/28/2014	—	—	—	—
	22,683	11,341	—	22.58	1/31/2015	—	—	—	—
Alice A. Schwartz	1,777	1,779	—	13.58	2/25/2014	—	—	—	—
	8,890	8,889	—	19.43	8/31/2014	—	—	—	—
Jeffrey D. Jeter	6,667	—	—	5.40	4/30/2011	—	—	—	—
	1,334	—	—	4.05	1/2/2013	—	—	—	—
	4,444	2,223	—	13.58	2/25/2014	—	—	—	—
	13,334	—	—	21.89	1/13/2015	—	—	—	—
Donald Loverich, Jr.	—	—	—	—	—	13,334	438,289
Gregory H. Browne(2)	—	—	—	—	—	—	—	—	—
John F. Giblin	—	—	—	—	—	13,334	438,289	—	—

(1)

Stock option awards become exercisable in equal installments over the vesting term of each applicable award. Generally, the vesting period of stock option awards range from eighteen months to three-year periods, with the exception of those issued under contractual arrangements that specify otherwise. In all cases, the contractual term of each grant of stock option awards is a ten-year period.

(2)	Mr. Browne forfeited 22,223 outstanding unvested options in connection with his resignation on June 7, 2006.

VESTING SCHEDULE—OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2006

(a)	(b)	(c)	(d)	(e)	(f)	(g)
	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#) (1)	Vesting Schedule of Unexercised Options	Option Exercise Price ($)	Number of Shares or Units of Stock That Have Not Vested (#)	Vesting Schedule of Number of Shares or Units of Stock That Have Not Vested
	Exercisable	Unexercisable
William F. Borne	26,666	—	100% on 1/1/2003	$4.05	7,210	33% on each of 6/21/2006, 2007 and 2008
	54,887	—	100% on 1/1/2004	11.29	—	—
	68,048	—	100% on 1/1/2005	24.39	—	—

Larry R. Graham	4,444	—	33% on each of 1/2/2004, 2005 and 2006	4.05	22,223	33% on each of 10/29/2007, 2008 and 2009
	27,444	—	33% on each of 8/1/2004, 2/1/2005 and 8/1/2005	12.16	6,667	33% on each of 2/17/2007, 2008 and 2009
	66,667	—	100% on 10/29/2004	22.67	—	—
	22,683	11,341	33% on each of 2/1/2006, 2007 and 2008	22.58	—	—

Alice A. Schwartz	1,777	1,779	33.3% on each of 2/26/2005, 2006 and 2007	13.58	—	—
	8,890	8,889	33.3% on each of 9/1/2005, 2006 and 2007	19.43	—	—

Jeffrey D. Jeter	6,667	—	50% on 10/31/2001; 33% on each of 4/20/2002 and 10/31/2002	5.40	—	—
	1,334	—	33% on each of 1/2/2004, 2005 and 2006	4.05	—	—
	4,444	2,223	33% on each of 2/26/2005, 2006 and 2007	13.58	—	—
	13,334	—	100% on 1/14/2005	21.89	—	—

Donald Loverich, Jr.	—	—	—	—	13,334
					(2)

Gregory H. Browne(3)	—	—	—	—	—	—

John F. Giblin	—	—	—	—	13,334
					(1)

(1)

On February 23, 2007, in connection with his resignation, Mr. Giblin forfeited 100% (or 13,334 shares) of the outstanding nonvested stock previously awarded to him. The original vesting schedule of the nonvested shares was 33% on each of 10/23/2009, 2010 and 2011.

(2)

On May 1, 2007, in connection with his resignation effective April 30, 2007, Mr. Loverich will forfeit 6,667 of the total 13,334 outstanding shares of nonvested stock previously awarded to him. The remaining 6,667 outstanding shares of nonvested stock will be subject to a new schedule effective May 1, 2007 and are expected to vest fully on April 30, 2008 during which time period he will serve as a consultant to us. The original vesting schedule of the nonvested shares was 33% on each of 7/1/2009, 2010 and 2011.

(3)	Mr. Browne forfeited 22,223 outstanding, unvested stock options in connection with his resignation on June 7, 2006.

OPTIONS EXERCISES AND STOCK VESTED

This table summarizes all stock option exercises by and nonvested stock award vesting for our Executive Officers during the year ended December 31, 2006.

(a)	(b)	(c)	(d)	(e)
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
William F. Borne	—	$—	3,606	$102,086
Larry R. Graham	—	—	—	—
Alice A. Schwartz	2,223	61,021	—	—
Jeffrey D. Jeter	—	—	—	—
Donald Loverich, Jr.	—	—	—	—
Gregory H. Browne	41,112	559,147	—	—
John F. Giblin	—	—	—	—

NONQUALIFIED DEFERRED COMPENSATION

Set forth in the table below is information about the contributions and earnings, if any, credited to the accounts maintained by our Executive Officers under nonqualified deferred compensation arrangements, any withdrawals or distributions from the accounts during 2006, and the account balances on December 31, 2006.

(a)	(b)	(c)	(d)	(e)	(f)
Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
William F. Borne	$866,256	$—	$15,586	$—	$881,842
	(1)
Larry R. Graham	317,021	—	7,783	—	324,804
	(2)
Alice A. Schwartz	165,883	25,000	9,695	—	200,578
	(3)	(4)
Jeffrey D. Jeter	—	—	—	—	—
Donald Loverich, Jr.	—	—	—	—	—
Gregory H. Browne	—	—	—	—	—
John F. Giblin	—	—	—	—	—

(1)	Mr. Borne elected to defer $378,756 of his salary and $487,500 of his annual bonus under our Nonqualified Deferred Compensation Plan, as noted in the Summary Compensation Table.
(2)	Mr. Graham elected to defer $104,521 of his salary and $212,500 of his annual bonus under our Nonqualified Deferred Compensation Plan, as noted in the Summary Compensation Table.
(3)	Ms. Schwartz elected to defer $67,921 of her salary and $97,962 of her annual bonus under our Nonqualified Deferred Compensation Plan, as noted in the Summary Compensation Table.
(4)

We made a $25,000 discretionary contribution to Ms. Schwartz under our Nonqualified Deferred Compensation Plan, which has an associated seven-year vesting period. This contribution was also included in column (d) on the Summary Compensation Table for Ms. Schwartz.

The Amedisys, Inc. Executive Deferred Compensation Plan generally permits employees whose annual cash compensation exceeds certain dollar thresholds (including each of our Executive Officers) to defer receipt of all or a portion of their annual base salary, bonus and other types of specified cash compensation until a specific future date. A participant may choose to defer either a percentage (in a whole amount) or a specific dollar amount of his or her annual base salary or bonus (or other types of specified cash compensation) in an amount equal to up to 100% of such compensation. During the deferral period, the participant selects a deemed investment rate or rates to be applied to the deferred amount from the asset allocation options and core options that are offered as investment vehicles under the plan. Deemed investment rates are the performance rates the participant would earn if the deferred funds were actually invested in one of the third-party investment vehicles. Our Common Stock is not an investment option under the plan. Deferred amounts are credited with earnings or losses based on the performance of the applicable deemed investment rates. A participant may choose to receive either (i) an “in-service distribution” in the form of a lump sum or in annual installments from two to five years or (ii) a “termination distribution” in the form of a lump sum or in annual installments from two to fifteen years. An in-service distribution may be re-deferred to a later in-service distribution year or to a termination distribution, subject to plan limits on such re-deferrals and timing restrictions on electing them. At the time of initial enrollment into the plan, a participant may elect to receive a distribution of his or her deferred compensation a single lump sum upon a change-in-control. Deferred compensation is also distributed upon the death or disability of the participant in accordance with plan limits.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Agreement with William F. Borne

Mr. Borne entered into a three-year employment agreement with us, effective as of April 5, 2005, which provides for an automatic one-year extension of the agreement unless either party provides written notice six months before the expiration of the term. If Mr. Borne’s employment is terminated:

•	due to expiration of the term;

•	by us without cause prior to a “change of control,” as defined in the agreement; or

•	by Mr. Borne for “good reason,” as defined in the agreement

he would be entitled to receive severance compensation in an amount equal to two times the average, for our prior three fiscal years, of the sum of his salary and bonus for each such fiscal year. The severance compensation would be payable by us via regularly scheduled payroll in equal payments (less applicable withholding and other taxes) over a two-year period until paid in full.

He would also be entitled, for a two-year period:

•	to continue to be reimbursed, in an amount up to $2,500, for any costs incurred by him relating to tax and financial preparation planning services; and

•

to continue to be reimbursed for or request the company pay directly the premium on a whole life insurance policy (for which he has the sole right to designate the beneficiary thereof), which premium may not exceed $25,000 per year.

As used in the agreement, “good reason” means:

•	a reduction in Mr. Borne’s base salary without his consent;

•	the default by us of any of our obligations under the agreement, if such default is not cured within 30 days notice thereof,

•	requiring Mr. Borne to relocate on a permanent basis to a location more than 50 miles away from his present place of employment;

•	or a substantial reduction in Mr. Borne’s job responsibilities.

If upon or within two years after a “change-in-control”:

•	Mr. Borne’s employment is terminated;

•	there has been a material reduction in his salary; or

•	there has been a substantial reduction in his duties and authority (other than as a result of his disability),

which salary reduction or reduction in his duties and authority is not resolved within 30 days after he provides notice to us thereof and he thereafter elects to terminate his employment, he would be entitled to receive:

•	2.99 multiplied by the average sum of his base salary and bonus for the previous three years less

•	the amount of the base salary and bonus that he received from the date of the change of control until the date upon which his employment was terminated.

The severance compensation would be payable by us (or by the acquiring or surviving entity) via regularly scheduled payroll in equal payments (less applicable withholding and other taxes) over a 2.99-year period until paid in full.

He would also be entitled, for a 2.99-year period:

•	to continue to be reimbursed, in an amount up to $2,500, for any costs incurred by him relating to tax and financial preparation planning services; and

•

to continue to be reimbursed for or request the company pay directly the premium on a whole life insurance policy (for which he has the sole right to designate the beneficiary thereof), which premium may not exceed $25,000 per year.

If Mr. Borne’s employment is terminated:

•	due to expiration of his employment term;

•	by us without cause prior to a “change of control;”

•	by him for “good reason;” or

•	upon or within two years after a “change-in-control”

all unvested all equity-based compensation (for example, stock options and nonvested stock) previously awarded to him would immediately vest and would automatically become exercisable or transferable, as the case may be, and any stock options for which the vesting date was so accelerated would be exercisable for a one-year period thereafter and we would transfer title of his company car to him.

Upon termination from our company for any reason, under the terms of his employment agreement, Mr. Borne is obligated to comply with certain restrictive covenants requiring him not to compete with us or solicit our employees for employment for a period of two years after his termination.

Agreement with Larry R. Graham

Pursuant to the terms of his employment agreement, if we terminate Mr. Graham without “cause,” as defined in the agreement, or if he is terminated upon a “change of control,” as defined in the agreement, he is entitled to receive severance compensation in an amount equal to eighteen months of his base salary via, at minimum, regularly scheduled payroll payments (less applicable withholding and other taxes) until paid in full. We, in our discretion, may accelerate Mr. Graham’s severance payments or pay them in a lump sum.

Upon termination from our company for any reason, under the terms of his employment agreement, Mr. Graham is obligated to comply with certain restrictive covenants requiring him not to compete with us or solicit our employees for employment for a period of 18 months following his termination.

Pursuant to the individual grant documents for his nonvested stock awards, if Mr. Graham is terminated upon a “change-in-control,” all nonvested stock previously awarded to him would immediately vest and would automatically become transferable. The individual award agreements governing his previous stock option grants do not provide for accelerated vesting of stock options upon termination without “cause” or upon a “change-in-control.”

Agreements with Jeffrey D. Jeter and Alice Ann Schwartz

Pursuant to the terms of their respective employment agreements, if we terminate Mr. Jeter or Ms. Schwartz without “cause,” as defined in the agreements, or if they are terminated upon a “change-in-control,” as defined in the agreements, they are entitled to receive severance compensation in the form of a one-time, lump sum payment equal to (i) their current monthly salary times (ii) the number of full months that they have been employed by us, up to a maximum of 12 months. Receipt of severance compensation is contingent upon their execution of a severance agreement containing certain restrictive covenants, including an agreement not to compete with us or solicit our employees for two years after termination. Any severance compensation is payable in one lump sum no later than ten business days after the execution date of the severance agreement.

Pursuant to the terms of their respective employment agreements and the documents governing their individual equity-based compensation grants, if Mr. Jeter or Ms. Schwartz are terminated upon a “change-in-control,” all unvested equity-based compensation (for example, stock options and nonvested stock) previously awarded to them would immediately vest and would automatically become exercisable or transferable, as the case may be.

The only types of equity-based compensation granted to Mr. Jeter and Ms. Schwartz as of December 31, 2006 were stock options. The individual award agreements governing their respective stock option grants do not provide for accelerated vesting of stock options upon termination without cause.

If Mr. Jeter or Ms. Schwartz were terminated for “cause,” they (i) would not be entitled to any cash severance payments, (ii) would forfeit their rights to all unvested equity-based compensation previously awarded to them and (iii) would forfeit their rights to all vested but unexercised stock options previously awarded to them. Upon their voluntary termination, (i) we could (but would not obligated to) elect to pay cash severance compensation to them, and (ii) they would forfeit their rights to all unvested equity compensation previously awarded to them. They would also be required to comply with certain restrictive covenants, including covenants not to compete with us or to solicit our employees for employment, for a period of two years after the date of their termination.

Employment Agreement with Donald Loverich, Jr.

Under the terms of his now-terminated employment agreement, as of December 31, 2006, Mr. Loverich was entitled to the same severance payments for termination upon a “change-in-control” or for “cause” as would currently accrue to Mr. Jeter and Ms. Schwartz under the terms of their respective employment agreements. Under the terms of his severance agreement with us, Mr. Loverich will be retained as a non-employee consultant from May 1, 2007 through April 30, 2008 at 100% of his current base salary. Were a “change-in-control” to occur between May 1, 2007 and April 30, 2008, all outstanding nonvested shares previously awarded to him would immediately vest and become transferable. Mr. Loverich will forfeit 6,667 of the 13,334 outstanding shares of nonvested stock previously awarded to him on May 1, 2007. The remaining 6,667 shares of nonvested stock will be subject to a new vesting schedule as of May 1, 2007 and are expected to vest fully on May 1, 2008.

Upon his termination as an employee and throughout his service period as a non-employee consultant, for a period of two years from the date of his termination, Mr. Loverich will continue to be obligated to comply with certain restrictive covenants that survived the termination of his employment agreement requiring him not to compete with us or solicit our employees for employment.

Employment Agreement with John F. Giblin

Mr. Giblin resigned as our Chief Financial Officer on February 19, 2007, effective February 21, 2007. On this date, his employment agreement with us was terminated and he forfeited all unvested equity-based compensation previously awarded to him (13,334 shares of nonvested stock). Pursuant to the terms of his former employment agreement, if we had terminated Mr. Giblin without “cause,” as defined in the agreement, or if he was terminated upon a “change-in-control,” as defined in the agreement, prior to his resignation, he would have been entitled to receive severance compensation in the form of a one-time, lump sum payment equal to (i) his current monthly salary times (ii) the number of full months that he had been employed by us, up to a maximum of 12 months. Receipt of severance compensation would have been contingent upon his execution of a severance agreement containing certain restrictive covenants, including an agreement not to compete with us for two years after termination.

In addition, pursuant to the terms of his former employment agreement and the document governing his nonvested stock grant, (i) had he been terminated without “cause” upon a “change of control,” 100% of his previously nonvested stock would have immediately vested and (ii) had he been terminated without “cause” (i.e. not in connection with a “change-in-control”) prior to the fifth anniversary of the execution date of his employment agreement, his nonvested stock would have vested at an alternate rate of 20% per year over the five-year vesting period.

For a period of two years from the date of his termination, Mr. Giblin will continue to be obligated to comply with certain restrictive covenants that survived the termination of his employment agreement requiring him not to compete with us or solicit our employees for employment.

Employment Agreement with Greg Browne

In connection with his resignation as our Chief Financial Officer effective June 7, 2006, we entered into a consulting agreement with Mr. Browne. Additional information regarding Mr. Browne’s consulting arrangement with us can be found under “Compensation Discussion and Analysis,” above. For a period of twelve months from the date of his termination, Mr. Browne will continue to be obligated to comply with certain restrictive covenants that survived the termination of his employment agreement requiring him not to compete with us or solicit our employees for employment. As of October 31, 2006, the termination date of his consulting agreement, Mr. Browne forfeited 100% of the unvested stock options (as of that date) previously granted to him.

Tables

The following table sets forth for each of our Executive Officers named therein: (1) the value of the severance payments to which the executive would have been entitled had they been terminated upon a change of control occurring on December 31, 2006, (2) the value of the nonvested stock that would have vested upon their termination, based on the closing market price on that date (3) the value of the options that would have become exercisable upon their termination, based on the difference between the closing market price on December 31, 2006 and the exercise price of the option, and (4) in the case of Mr. Borne, the value of certain other severance benefits to which he would be entitled:

POTENTIAL PAYMENTS—TERMINATION UPON A CHANGE-IN-CONTROL

(a)	(b)	(c)	(d)	(e)	(f)
Name(1)	Base Severance Payment ($)	Accelerated Vesting of Options ($)(2)	Accelerated Vesting of Nonvested Stock ($)(3)	Other ($)	Total ($)
William F. Borne	$2,466,750	$—	$236,993	$112,875	$2,816,618
				(4)
Larry R. Graham	637,500	—	949,614	—	1,587,114
Alice Ann Schwartz	200,000	153,785	—	—	353,785
Jeffrey D. Jeter	140,000	42,862	—	—	182,862
Donald Loverich, Jr.	185,000	—	438,289	—	623,289
			(6)
John F. Giblin	50,000	—	438,289	—	488,289
			(5)

(1)	Information regarding Mr. Browne was intentionally excluded from this table because he was not employed by us as of December 31, 2006.
(2)

The amounts in column (c) are based on the intrinsic value (that is, the value based upon our stock minus the exercise price) of the unvested, unexercised stock option awards that would have become exercisable and vested if there had been a change in control at December 31, 2006.

(3)

The amounts in column (d) are based on the intrinsic value (that is, the value based upon our stock) of the nonvested stock that would have become vested and transferable if there had been a change in control at December 31, 2006.

(4)

Mr. Borne is entitled to (i) payments for 2.99 years of tax preparation services at the maximum rate of $2,500 per year, (ii) the Blue Book value of his company car on December 31, 2006 ($30,650), title to which would be transferred to him upon termination and (iii) payments for 2.99 years of life insurance premiums at the maximum rate of $25,000 per year.

(5)	On February 23, 2007, Mr. Giblin forfeited his 13,334 shares of outstanding, nonvested stock in connection with his resignation.
(6)

Mr. Loverich will forfeit 6,667 shares of his 13,334 shares of outstanding, unvested stock in connection with his resignation effective April 30, 2007. The remaining 6,667 outstanding shares of nonvested stock will be subject to a new vesting schedule effective May 1, 2007 and are expected to vest fully on April 30, 2008.

POTENTIAL PAYMENTS—TERMINATION WITHOUT CAUSE, FOR GOOD REASON OR UPON EXPIRATION OF EMPLOYMENT TERM(1)

(a)	(b)	(c)	(d)	(e)	(f)
Name(2)	Base Severance Payment ($)	Accelerated Vesting of Options ($)(3)	Accelerated Vesting of Nonvested Stock ($)(4)	Other ($)	Total ($)
William F. Borne	$1,650,000	$—	$236,993	$110,400	$1,997,393
				(5)
Larry R. Graham	637,500	—	949,614	—	1,587,114
Alice Ann Schwartz	200,000	—	—	—	200,000
Jeffrey D. Jeter	140,000	—	—	—	140,000
Donald Loverich, Jr.	185,000	—	438,289	—	623,289
			(7)
John F. Giblin	50,000	—	438,289	—	488,289
			(6)

(1)

Only Mr. Borne is eligible to receive cash payments upon termination for “good reason” (as defined in his employment agreement) or upon expiration of his employment term. He would receive the same cash payments in these instances as he would receive were he fired without cause prior to a “change-in-control”.

(2)	Information regarding Mr. Browne was intentionally excluded from this table because he was not employed by us as of December 31, 2006.
(3)

The amounts in column (c) are based on the intrinsic value (that is, the value based upon our stock minus the exercise price) of the unvested, unexercised stock option awards that would have become exercisable and vested if there had been a termination of employment at December 31, 2006.

(4)

The amounts in column (d) are based on the intrinsic value (that is, the value based upon our stock) of the nonvested stock that would have become vested and transferable if there had been a termination of employment at December 31, 2006.

(5)

Mr. Borne is entitled to (i) payments for two years of tax preparation services at the maximum rate of $2,500 per year, (ii) the Blue Book value of his company car on December 31, 2006 ($30,650), title to which would be transferred to him upon termination and (iii) payments for two years of life insurance premiums at the maximum rate of $25,000 per year.

(6)	On February 23, 2007, Mr. Giblin forfeited his 13,334 shares of outstanding, nonvested stock in connection with his resignation.
(7)

Mr. Loverich will forfeit 6,667 shares of his 13,334 shares of outstanding nonvested stock in connection with his resignation effective April 30, 2007. The remaining 6,667 outstanding shares of nonvested stock will be subject to a new vesting schedule effective May 1, 2007 and are expected to vest fully on April 30, 2008.

DIRECTOR COMPENSATION

During 2006, all directors other than Mr. Borne received a monthly retainer of $3,000 and meeting attendance fees of $1,000 per each Board of Directors meeting and each committee attended in person and $500 per each Board of Directors meeting and each committee meeting attended via teleconference. During 2006, the Chairman of the Audit Committee and the Lead Director received, in addition to the other fees mentioned, a monthly retainer of $1,000. All directors are entitled to reimbursement for reasonable travel and lodging expenses incurred in attending meetings. Director compensation is approved on an annual basis by the Compensation Committee of our Board of Directors. The following table shows the value of all cash and equity-based compensation paid to the members of our Board of Directors during the year ended December 31, 2006.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Ronald A. LaBorde	$63,000	$58,723	$—	$—	$—	$—	$121,723
Jake L. Netterville	63,500	58,723	—	—	—	—	122,223
David R. Pitts	50,000	58,723	—	—	—	—	108,723
Peter F. Ricchiuti	51,500	58,723	—	—	—	—	110,223
Donald A. Washburn	52,000	58,723	—	—	—	—	110,723

(1)

William F. Borne, our Chief Executive Officer and Chairman of our Board of Directors, is not included in the table above as he is an employee of the company, and thus does not receive any additional compensation for the services that he provides as a Director. The compensation that Mr. Borne does receive is included in the Summary Compensation Table.

(2)

The amounts in column (c) reflect the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2006, in accordance with SFAS No. 123(R) of awards pursuant to our 1998 Stock Option Plan and thus may include amounts from awards granted in and prior to 2006. As of December 31, 2006, each director listed above had 2,667 outstanding shares of nonvested stock, 100% of which will vest on July 1, 2007.

(3)

As of December 31, 2006, our directors had outstanding stock options as follows: Mr. LaBorde: 72,342 options outstanding; Mr. Netterville: 75,076 options outstanding; Mr. Pitts: 75,076 options outstanding; Mr. Ricchiuti: 41,336 options outstanding; and Mr. Washburn: 13,334 options outstanding.

Certain Transactions

In accordance with NASDAQ Marketplace Rule 4350(h), which functions as our related party transaction policy, our Board of Directors reviews all “related party transactions” for potential conflict of interest situations on an ongoing basis based upon whether such transactions are in the best interests of our company and our stockholders. For purposes of this review, a “related party transaction” is any transaction required to be disclosed pursuant to Item 404 of SEC Regulation S-K. All related party transactions must be approved by a majority of our independent directors (any independent director who is a party to a proposed related party transaction must recuse himself from the vote). Our independent directors’ approval of any related party transaction is reflected in the minutes of the meeting of our Board of Directors during which such approval was granted.

Patty Graham, the wife of Larry Graham, our President and Chief Operating Officer, is employed by us as a Senior Vice President of Marketing and received an aggregate of $135,859 in salary and bonus in 2006.

REPORT OF THE AUDIT COMMITTEE

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing by us under the Securities Act of 1933 or the Exchange Act, except to the extent we specifically incorporate this report by reference therein.

The Audit Committee consists of five directors, each of whom has been determined by the Amedisys, Inc. (the “Company”) Board of Directors to be “independent” within the meaning of applicable rules of The NASDAQ Stock Market, LLC and the SEC. The Audit Committee’s responsibilities are detailed in its charter, a copy of which appears on the Company’s website at www.amedisys.com.

In carrying out its functions, the Committee provides independent and objective oversight of the performance of the Company’s financial reporting process, system of internal controls and legal and regulatory compliance system. The Committee provides for open, ongoing communication among the independent accountants, financial and senior management, compliance officers and our Board of Directors concerning the Company’s financial and compliance position and affairs. The Committee has the power to conduct or authorize investigations into any matters within its scope of responsibilities and is empowered to retain independent counsel, accountants, or others to assist it in the conduct of any investigation. The Committee’s responsibility is oversight, and it recognizes that the Company’s management is responsible for preparing the Company’s financial statements and complying with applicable laws and regulations.

The Committee met four times during 2006. In overseeing the preparation of the Company’s financial statements, the Audit Committee discussed with the Company’s independent auditors the overall scope and plans for their audit. In addition, the Committee met with the Company’s independent auditors, with and without management present, to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Committee that all financial statements were prepared in accordance with generally accepted accounting principles, and the Committee reviewed and discussed the statements with both management and the independent auditors. The Committee’s review included discussion with the independent auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communications with Audit Committees). With respect to the Company’s independent auditors, the Committee, among other things, discussed with KPMG LLP matters relating to its independence, including the written disclosures made to the Committee as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee has determined that the rendering of all permitted non-audit services by the Company’s independent auditors is compatible with maintaining the auditor’s independence. On the basis of these reviews and discussions, the Committee recommended to our Board of Directors that it approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the SEC.

Members of the Audit Committee:

Jake L. Netterville (Chairman)

Ronald A. LaBorde

David R. Pitts

Peter F. Ricchiuti

Donald A. Washburn

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

General

Our financial statements for 2006 and 2005 were audited by KPMG LLP, whom will remain as our auditors until replaced by our Board of Directors upon the recommendation of the Audit Committee. Representatives of KPMG LLP are expected to be present at the Meeting, with the opportunity to make any statement they desire at that time, and will be available to respond to appropriate questions.

Fees

The following summarized the fees billed to us and our subsidiaries by KPMG LLP for professional services rendered in 2006 and 2005.

	Year ended December 31,
	2006		2005
Fee Category	Amount	Percentage	Amount	Percentage
Audit fees	$1,375,692	82.2%	$1,305,483	49.2%
Audit-related fees	$64,500	3.9%	$48,443	1.8%
Tax fees	$196,048	11.7%	$221,866	8.4%
All other fees	$37,223	2.2%	$1,078,838	40.6%

Total fees	$1,673,463	100%	$2,654,630	100%

Fees for audit services include fees associated with the annual audit and the reviews of our quarterly reports on Form 10-Q, services that are normally provided by the independent auditor in connection with statutory and regulatory filings or engagements and services that generally only the independent auditors can provide. Audit-related fees include reviews of SEC comment letters and equity offerings. All other fees include due diligence in connection with acquisitions and accounting consultations. Tax fees include tax compliance and limited consulting services.

Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

All audit and permissible non-audit services provided by the independent auditors are pre-approved by the Audit Committee. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

PROPOSED AMENDMENT TO INCREASE

THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

Our Certificate of Incorporation presently authorizes us to issue up to 30,000,000 shares of Common Stock and 5,000,000 shares of preferred stock. Our Board of Directors has adopted, and recommends that our stockholders approve, an amendment to our Certificate of Incorporation, increasing the authorized number of shares of our Common Stock from 30,000,000 shares to 60,000,000 shares. The number of authorized shares of preferred stock will remain unchanged.

As of April 9, 2007, there were 25,944,056 shares of Common Stock outstanding. Of the remaining 4,055,944 authorized but unissued shares of Common Stock, 1,643,034 shares have been reserved for issuance under our 1998 Stock Option Plan, 224,800 shares have been reserved for issuance under our Directors Stock Option Plan and 18,626 shares have been reserved for issuance under our 1998 Employee Stock Purchase Plan. Accordingly, 2,169,484 shares of Common Stock remain unissued and unreserved.

Reasons for the Proposal

Two recent events have affected the number of shares of Common Stock available for issuance under our Certificate of Incorporation. On December 4, 2006, we implemented a four-for-three split of our Common Stock, effective for stockholders of record as of November 27, 2006, in the form of a 33 1/3% stock dividend. On November 22, 2006, we sold, through a public offering, 3,000,000 shares of our Common Stock at a per common share price of $41.50 (before giving effect to the stock dividend). Prior to the public offering, we had 19,274,239 shares of Common Stock outstanding. Immediately after the stock dividend, which occurred subsequent to the public offering, we had 25,698,985 shares of Common Stock outstanding.

Our Board of Directors believes it is prudent to have a greater number of authorized shares of Common Stock available to issue in the future for, among other things, raising additional capital, acquisitions, stock splits, stock dividends and other corporate purposes. Except for the shares reserved for issuance under our 1998 Stock Option Plan, our Directors Stock Option Plan and our 1998 Employee Stock Purchase Plan, our Board of Directors has no present plans, arrangements, undertakings or commitments to issue any shares of Common Stock.

Having more authorized shares of Common Stock available for issuance in the future for such corporate purposes as our Board of Directors deems necessary and advisable will give us greater flexibility. The additional shares of Common Stock authorized by proposed amendment to our Certificate of Incorporation would be available for future issuance at such times and for such purposes as our Board of Directors may deem advisable without further action by stockholders, unless action is required by applicable law or the rules of any stock exchange on which our securities may then be listed.

Effect

If approved by our stockholders, the proposed amendment would have no dilutive effect upon the proportionate ownership or voting power of our present stockholders. However, holders of our Common Stock are not entitled to preemptive rights with respect to the issuance of additional shares of Common Stock. Accordingly, to the extent that shares are subsequently issued to persons other than our current stockholders or in proportions other than the proportion that presently exists, any issuance of additional shares of Common Stock could have a substantial dilutive effect on our current stockholders.

The proposed Amendment is not being proposed as a means of preventing or dissuading a “change-in-control” or takeover of our company. However, use of these shares for an anti-takeover purpose is possible. The authorized shares could be used to dilute the stock ownership and voting power of persons seeking to obtain control of us or could be issued to purchasers who would support our Board of Directors in opposing a takeover proposal. The members of our Board of Directors and our Executive Officers have no knowledge of any current effort to obtain control of us or to accumulate large amounts of our Common Stock.

It is proposed that Paragraph 1 of Article IV of our Certificate of Incorporation be amended to read in its entirety as follows:

The total number of shares of stock which the Corporation shall have authority to issue is 65,000,000 shares consisting of 60,000,000 shares of Common Stock, par value $0.0001 per share (“Common Stock”), and 5,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”).

Vote Required for Approval

The affirmative vote of holders of a majority of the outstanding shares of Common Stock authorized to vote on this proposal is required for the adoption of the proposed Amendment. If the proposed Amendment is approved by our stockholders, the increase in the number of authorized shares of Common Stock will become effective upon the filing with the Secretary of State of Delaware of an amendment to our Certificate of Incorporation setting forth the proposed amendment to Article IV.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

RATIFICATION OF AMENDMENT TO OUR EMPLOYEE STOCK PURCHASE PLAN

On February 16, 2007, our Board of Directors approved an amendment to our Employee Stock Purchase Plan (the “ESPP”) increasing the number of shares available for issuance under the plan from 1,333,333 shares to 2,500,000 shares. The number of shares available for issuance under the plan was automatically proportionally adjusted upward from 1,000,0000 shares to 1,333,333 shares as a result of the December 4, 2006 four-for-three split of our Common Stock in the form of a 33 1/3% stock dividend. Prior to the date of the amendment, only 42,347 shares of Common Stock were available for issuance under the ESPP.

The purpose of the ESPP is to encourage and enable eligible employees to purchase our stock at a discounted rate, thereby keeping the employees’ interests aligned with the interests of our stockholders. Our Executive Officers may participate in this plan on the same basis as all other eligible employees.

Eligible employees may elect to contribute on an after-tax basis between 1% and 15% of their annual pay through regular payroll deductions to purchase our Common Stock; provided, however, that an employee may not contribute more than $25,000 to the ESPP pursuant to Internal Revenue Service restrictions. Shares are purchased at a 15% discount of the fair market value of our Common Stock at the close of business on the last day of each fiscal quarter.

Purpose of the Proposal

Under Section 423(b) of the Internal Revenue Code (which governs certain tax qualifications relevant to the ESPP), any allocation of additional shares for issuance under the ESPP is considered an “amendment” to the ESPP. In order for the ESPP to remain “tax-qualified” under Section 423(b) of the Internal Revenue Code, any such “amendment” to the ESPP must be ratified by our stockholders within 12 months of the effective date of Board approval—necessitating that this matter be brought before our stockholders at the Meeting.

Ratification of our Board of Directors’ amendment to the ESPP requires the affirmative vote of the holders of a majority of the outstanding shares present or represented at the Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR RATIFYING THE AMENDMENT TO OUR EMPLOYEE STOCK PURCHASE PLAN INCREASING THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE UNDER THE PLAN.

STOCKHOLDER PROPOSALS

Any stockholder who wants to present a proposal for consideration at our 2008 annual meeting of stockholders should note that we must receive their proposal no earlier than close of business on March 10, 2008 and no later than the close of business on April 8, 2008 in order for the proposal to be eligible for inclusion in our 2008 Proxy Statement and form of proxy relating to that meeting.

Under our Bylaws, a proposal of business to be considered by our stockholders may be made at an annual meeting of stockholders (a) pursuant to our notice of meeting, (b) by or at the direction of our Board of Directors or (c) by any stockholder who was a stockholder of record at the time of giving of the notice provided for in our Bylaws, who is entitled to vote at the meeting and who complies with the notice procedures set forth in our Bylaws. Our Bylaws are filed with the SEC, and stockholders should refer to them for a complete description of the requirements.

For nominations and proposals to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to our Corporate Secretary, and such other business must otherwise be a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to our Corporate Secretary at our principal executive offices not later than the close of business on the 60th day nor earlier than the close of business on the 90th day before the first anniversary of the preceding year’s annual meeting; except that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 90th day before such annual meeting and not later than the close of business on the later of the 60th day before such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by us. Such notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for elections of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the Proxy Statement and to serving as a director if elected); (b) as to any business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on our books, and of such beneficial owner and (ii) the class and number of shares of our Common Stock which are owned beneficially and of record by such stockholder and such beneficial owner.

A stockholder must also comply with all applicable requirements of the Securities Exchange Act and the rules and regulations thereunder. Nothing in our Bylaws, however, shall be deemed to affect any rights (i) of stockholders to request inclusion of proposals in our Proxy Statement pursuant to Rule 14a-8 under the Exchange Act or (ii) of the holders of any series of Preferred Stock to elect directors or propose other business under specified circumstances.

OTHER MATTERS

Management is not aware of any other matters to be presented for action at the Meeting. However, if any other matter is properly presented at the Meeting or any adjournment thereof, it is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment on such matter.

BY ORDER OF THE BOARD OF DIRECTORS

William F. Borne Chairman and Chief Executive Officer

April 18, 2007

Amedisys, Inc.

Annual Meeting Of Stockholders

June 7, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF AMEDISYS, INC.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED

IN ACCORDANCE WITH THE CHOICES SPECIFIED BELOW.

The undersigned stockholder of Amedisys, Inc. (the “Company”) hereby appoints William F. Borne and Larry R. Graham (or each of them individually) the true and lawful attorneys, agents and proxies of the undersigned with full power of substitution for and in the name of the undersigned, to vote all the shares of Common Stock of the Company which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Amedisys Corporate Office, 5959 S. Sherwood Forest Blvd, Baton Rouge, Louisiana, on June 7, 2007 at 4:00 p.m. Central Time, and any and all adjournments thereof, with all of the powers which the undersigned would possess if personally present, for the following purposes:

(Continued and to be signed on reverse side)

☒	Please mark your votes as in this example.

In their discretion on such other matters as may properly come before the meeting of any adjournment thereof.

1.	To elect directors.	FOR ☐	WITHHOLD ☐	Nominees:	William F. Borne Ronald A. LaBorde Jake L. Netterville David R. Pitts Peter F. Ricchiuti Donald A. Washburn

For, except vote withheld from the following nominee(s):

2.	To amend the Company’s Certificate of Incorporation to increase the number of authorized shares of Common Stock from 30,000,000 shares to 60,000,00 shares.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	To ratify an amendment to the Company’s Employee Stock Purchase Plan increasing the number of shares authorized for issuance under the Plan from 1,333,333 shares to 2,500,000 shares.	FOR ☐	AGAINST ☐	ABSTAIN ☐

THIS PROXY WILL BE VOTED FOR THE CHOICES SPECIFIED. IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE PERSONS NAMED ABOVE, FOR THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION, FOR THE RATIFICATION OF THE AMENDMENT TO THE EMPLOYEE STOCK PURCHASE PLAN AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ALL OTHER MATTERS.

SIGNATURE SIGNATURE IF JOINTLY HELD PRINTED NAME(S) DATED:

NOTE: Please sign exactly as name appears on the stock certificate(s). Joint owners should each sign. Trustees and others acting in a representative capacity should indicate the capacity in which they sign.